Exhibit 99.1

For Immediate Release

Broder Bros., Co. Announces Workforce Reduction

Trevose, PA – December 12, 2008 – Broder Bros., Co. (the “Company”) today announced that it has eliminated approximately 140 positions in its distribution centers, call centers, management and other corporate functions.

The Company initiated headcount reductions in anticipation of a further weakening in the U.S. economy. Although the Company has gained market share in recent quarters and anticipates continued market share gains, the Company believes revenue and gross profit will decline in the fourth quarter of 2008 compared to 2007 and for at least part of 2009 compared to same periods in 2008 due to the softened demand for the Company’s products. While the Company remains optimistic about its ability to continue to grow sales of lower-priced products, it is concerned about continuing declines in demand for higher-priced products.

The reduction in personnel expenses is structural and will reduce both variable costs and fixed expenses. The new structure allows the Company to compete effectively in a challenging market environment and remain a vigorous enterprise.

“While saddened by the loss of many of our talented employees, we are responding to the conditions we see in the market and to our commitments to customers, suppliers, and investors,” said Thomas Myers, the Company’s Chief Executive Officer.

Due to the reduction in workforce, the Company expects to recognize restructuring charges for severance and related benefit costs totaling approximately $0.8 million to $1.0 million before income taxes in the fourth quarter of 2008.

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About Broder Bros., Co.

Broder Bros., Co. owns and operates three leading brands in the imprintable sportswear industry: “Broder,” “Alpha” and “NES.” Through these three long-standing and well-recognized industry leaders, the Company operates the largest distribution network in the industry, which consists of eight major distribution centers and ten “Express” facilities offering pick-up room service. The Company has the ability to ship to over 80% of the U.S. population in one day and 98% of the U.S. population in two days. The imprintable sportswear industry is characterized by a highly fragmented customer base comprised primarily of regional and local decorators who, primarily because of their size, do not generally purchase directly from manufacturers. The Company has the resources to handle small orders, while offering broad selection, depth of inventory and rapid delivery. The Company’s customers are decorators who decorate the blank products it supplies and then in turn sell to a wide variety of end consumers

The Broder, Alpha and NES brands offer unparalleled customer service, product selection, industry leading catalogs and marketing materials that have been central to the success of each brand. The Company offers virtually all of the leading industry product styles including those manufactured by Gildan, Russell, Hanes, Anvil and Fruit of the Loom, as well as many exclusive brands including Adidas Golf, Champion, Columbia Sportswear, Alternative Apparel and Dickies Workwear. The Company has also developed proprietary brands including Devon & Jones, Chestnut Hill, Authentic Pigment, Harriton, HYP and Harvard Square.

Broder Bros., Co. was purchased in May 2000 by Bain Capital, one of the leading private equity investment firms in the world. Subsequent to Bain’s purchase of Broder Bros., Co., the Company expanded its geographic reach and market share through the acquisitions of St. Louis T’s in 2000, Full Line Distributors and Gulf Coast Sportswear in 2001, T-Shirts & More and Alpha Shirt Company in 2003, NES Clothing Company in 2004 and Amtex in 2006.

Broder Bros., Co. headquarters are located at Six Neshaminy Interplex, Trevose, PA 19053. Further information can be found on the Company’s websites: www.broderbrosco.com, www.broderbros.com, www.alphashirt.com and www.nesclothing.com.

Forward-Looking Information

This press release may contain forward-looking statements, including statements about our business outlook, strategy, plans, goals, objectives, expectations and historical results that may suggest trends for our business. These statements reflect management’s expectations, estimates, and assumptions based on information available at the time of this release. Forward-looking statements include, but are not limited to, statements regarding future events, plans, goals, objectives and expectations. The words “anticipate,” “believe,” “estimate,” “expect,” “plan,” “intend,” “likely,” “will,” “should” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are not guarantees of future performance. Actual results could differ materially from those expressed or implied by such forward-looking statements as a result of many risks, uncertainties and factors, including, without limitation,

•	general economic conditions;

•	significant competitive activity, including promotional and price competition;

•	changes in customer demand for the Company’s products and the Company’s ability to protect and/or expand customer relationships; and

•	those that are described in our latest annual report on Form 10-K and other subsequent filings with the SEC, all of which are expressly incorporated herein by reference.

The Company undertakes no obligation to revise the forward-looking statements included in this press release to reflect any future events or circumstances.